Exhibit 10.39

AMENDED AND RESTATED
EXCLUSIVE LICENSE AGREEMENT

for

ADIPOSE-DERIVED STEM CELLS

This amended and restated exclusive license agreement ("Agreement") is made effective this 6th day of September, 2006 ("Effective Date"), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 ("The Regents"), and Cytori Therapeutics, Inc., a Delaware corporation, having a principal place of business at 3020 Callan Road, San Diego, CA 92121 ("Licensee").

BACKGROUND IN CONNECTION WITH THE AMENDMENT AND RESTATEMENT

A. The Regents and StemSource, Inc. entered into that certain Exclusive License Agreement for Adipose-Derived Stem Cells (U.C. Agreement Control Number 2002-03-0194) effective October 16, 2001 (the “License Agreement”), as amended by the Amendment to Exclusive License Agreement between The Regents and StemSource, Inc. dated January 23, 2002, and by the Consent Of Substitution Of Party dated November 8, 2002 pursuant to which Cytori Therapeutics, Inc (formerly MacroPore Biosurgery, Inc.) was substituted in as the exclusive licensee to The Regents interest in certain Inventions (as described below), under terms and conditions set forth in the License Agreement.

B. The Regents and Licensee have recently reached a mutual understanding that the License Agreement drafted in 2001 no longer accurately reflected the business model of the Licensee, and that it contained certain restrictions and milestones that were not optimal for the commercialization of the Invention portfolio.

C. In light of these issues, the parties have agreed to amend and restate the License Agreement to maximize the commercial potential for the Inventions, the interests of the parties and the public good.

BACKGROUND OF THE INVENTIONS

A. Certain inventions, generally characterized as "Adipose-Derived Stem Cells and Lattices" ("Inventions"), were made in the course of research at the University of California, Los Angeles by Drs. Marc H. Hedrick, H. Peter Lorenz, Prosper Benhaim and Min Zhu ("Regents' Inventors") and as of the Effective Date named inventors at the University of Pittsburgh ("Pittsburgh") include Drs. Adam J. Katz, J. Ramón Llull and J. William Futrell ("Pittsburgh's Inventors") (collectively, the "Inventors"). The Inventions are disclosed in UC Case No. 2000-310 and are covered by Patent Rights as defined below.

B. Licensee acknowledges that The Regents and Pittsburgh have not entered into any agreement that sets out the rights of each in regards to patent prosecution matters, inventorship, or licensing of the Inventions.

C. Licensee acknowledges that Pittsburgh has filed and taken the lead in prosecuting PCT/US00/06232 (filed 03/10/2000 and designating the US) and The Regents has filed and taken the lead in prosecuting a Continuation-in-Part application (filed 09/10/2001). No decisions have been made by the parties concerning Patent Rights.

D. Licensee acknowledges that certain of the Inventions may be jointly owned by The Regents and Pittsburgh and that each party is licensing its interest in Patent Rights independently of the other.

E. Licensee acknowledges and agrees that the rights granted under this Agreement may be limited by Pittsburgh's joint ownership or sole ownership in certain claims under Patent Rights, and the licenses granted under this Agreement are granted solely under The Regents undivided interest in Patent Rights, whatever those rights might be.

F. Licensee wishes to obtain rights from The Regents for the exclusive commercial development, use and sale of products from The Regents' interest in the Inventions, and The Regents is willing to grant those rights so that the Inventions may be developed to their fullest and the benefits enjoyed by the general public.

G. Licensee is "a small business firm" as defined in 15 U.S.C. § 632.

H. Licensee and The Regents recognize and agree that (subject to Sections 2.2 and 2.3 below) royalties due under this Agreement on products and methods will be paid by Licensee on both pending patent applications and issued patents.

In view of the foregoing, the parties agree:

1.	DEFINITIONS

"Affiliate" means any corporation or other business entity: (i) in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; or (ii) which owns, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors of the Licensee; or (iii) which is under common ownership or control with Licensee to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. Notwithstanding the foregoing, in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which Licensee owns or controls, or is owned or controlled by, or is under common ownership or control with, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

"Licensed Method" means any method that is covered by or claimed in Patent Rights, or the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any unexpired claim of a patent or pending claim of a patent application included in Patent Rights.

"Licensed Product" means any product that is covered by or claimed in Patent Rights; that is used in a manner requiring the performance of the Licensed Method; that is produced by the Licensed Method or that the manufacture, use or sale of which would be an infringement, but for the license granted to Licensee pursuant to this Agreement, of an unexpired claim of a patent or pending claim of a patent application included in Patent Rights. This definition of Licensed Product also includes a service either used by Licensee or an Affiliate or sublicensee or provided by Licensee an Affiliate or sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method.

“Research Product” means a Licensed Product that is not a Clinical Product and is sold for research purposes or drug discovery purposes, i.e. an assay for identifying or validating human therapeutic drugs.

“Clinical Product” means a Licensed Product which, were it sold in the United States, would require regulatory approval from the United States Food and Drug Administration.

“Product” means Research Product and Clinical Product.

1.7 “Field” means any and all products and/or services for the research, diagnosis, and/or therapy of disease and/or dissorders in humans and for cosmetic applications in humans.

1.8 "Net Sales" means the total of the gross invoice prices from the Final Sale of Product, or Licensed Method performed by Licensee or an Affiliate, less the sum of the following actual and customary deductions where applicable: cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance; and allowances or credits to customers because of rejections or returns. Final Sale means the last sale within the control of Licensee or an Affiliate to an independent third party (including without limitation to distributors and agents). If the Licensee or an Affiliate sells Licensed Products to a sublicense, an Affiliate or the Licensee for the recipient’s end use (and not for resale, clinical studies, clinical trials, or other research to promote commercialization), then such sales will be considered a Final sale at the price normally charged to independent, unaffiliated third parties at the time of such end use sale or, if there is no such price, at the fair market value thereof at the time of such end use sale. Any sale of a Product by Licensee or an Affiliate to an Affiliate, the Licensee, or a sublicensee will not be considered a Final Sale where such sale is not for end use by Licensee, an Affiliate or a sublicensee. If Licensee or an Affiliate sells at a single price or rate a packaged combination of products (or “Kit”), not all of which if sold individually would be Licensed Products, then “Net Sales” with respect to such sales of such Kit or packaged products shall equal the number of units of Licensed Products sold as part of such Kit (less rejections, defects and returns) multiplied by either (i) the respective average net selling price during such period of the same type of Licensed Product sold individually, or (ii) the average net selling price during such period for a comparable product (if the same type of Product is not sold individually), in either case excluding sales, use or excise tax, freight, duty or insurance included therein. ***.

Additionally, for the avoidance of doubt, if such product is an indivisible component of a larger product, composition of matter or combination product (the components of which cannot be sold separately), then such composition of matter or combination product is deemed in its entirety to be a Licensed Product for purposes of this definition.

1.9 "Patent Rights" means The Regents' undivided interest in the following United States patents and patent applications, corresponding foreign patents and patent applications, and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications but excluding continuation-in-part applications (to the extent that claims are not supported in the parent);

1.9.1 United States Patent Application No. 60/123,711 entitled “Isolation of Stromal Cells from Adipose Tissue,” filed March 10, 1999, by Dr. Marc Hedrick et al (UC Case 2000-310-1) - inactive;

1.9.2. United States Patent Application No. 60,162,462 entitled “Isolation of Mesenchymal Stem Cells from Adipose Tissue,” filed October 29, 1999, by Dr. Marc Hedrick et al. (UC Case No. 2000-301-2) - converted;

1.9.3 United States Patent Application No. 09/947,985 entitled “Adipose-Derived Stem Cells and Lattices,” filed Sept. 6, 2001, by Adam Katz et al (UC Case No. 2000-310-3), abandoned;

1.9.4 United States Patent Serial No. 6,777,231 entitled “Adipose-Derived Stem Cells and Lattices,” issued August 17, 2004 by Dr. Marc Hedrick et al (UC Case 2000-310-4).;

1.9.5 United States Patent Application No. 09/952,522 entitled “Adipose-Derived Stem Cells and Lattices,” filed September 10, 2001, by Dr. Marc Hedrick et al.; (UC Case No. 2000-310-5) now abandoned;

1.9.6 United States Patent Application No.10/651,564 entitled ‘Adipose-Derived Stem Cells and Lattices,” filed August 29, 2003, by Dr. Adam J. Katz et al.; (UC Case No. 2000-310-6);

1.9.7 United States Patent Application No. 10/740,315 entitled “Adipose-Derived Stem Cells and Lattices,” filed December 17, 2003, by Dr. Dr. Marc Hedrick et al.; (UC Case No. 2000-310-7);

1.9.8 United States Patent Application No. 10/797,371 entitled “Adipose-Derived Stem Cells and Lattices,” filed March 9, 2004, by Dr. Adam Katz et al.; (UC Case No. 2000-310-8);

1.9.9 United States Patent Application No. 10/845,315 entitled “Adipose-Derived Stem Cells and Lattices,” filed May 12, 2004, by Dr. Adam Katz et al.; (UC Case No. 2000-310-9);

1.9.10 United States Patent Application No. 11/211,114 entitled “Adipose-Derived Stem Cells and Lattices,” filed August 24, 2005, by Dr. Marc Hedrick et al.; (UC Case No. 2000-310-A).

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

2. LIFE OF PATENT EXCLUSIVE GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee a world-wide license under The Regents' undivided interest in Patent Rights to make, have made, use, sell, offer to sell and import Product and to practice Licensed Method in the Field to the extent permitted by law.

2.2 The Regents acknowledge Licensee is currently commercializing an automated device called “Celution”, which when operated in conjunction with various disposable component parts is capable of producing a heterogeneous isolate of the material naturally occurring in adipose tissue including unmodified amounts of stem cells and other regenerative cells ( hereafter “PLA”), intended for human therapeutic, diagnostic, cosmetic and other uses;

2.3  Licensee and the Regents acknowledge and agree that (except as provided below in this Paragraph 2.3) Licensee’s Celution device and PLA shall be deemed not to be included in or covered by the Patent Rights for purposes of this License, and that such exclusion shall not constitute an admission by The Regents that the Celution device or the PLA are not encompassed, either in whole or in part, within the Regents Patent Rights. Nor shall the Regents be barred from later requiring that the Celution device and PLA be governed by the terms of this Agreement in the event (and to the extent) of any subsequent issuance of claims under prosecution in the Patent Rights that would cause either Licensees Celution device or PLA to fall within the category of “Licensed Products” or “Licensed Methods”. In no event shall any subsequent royalty associated with Licensees Celution device or the PLA exceed ***.

2.4 Licensee acknowledges that Pittsburgh has the right to grant licenses to its undivided interest in Patent Rights.

2.5 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of the Agreement.

2.6 The Regents reserves the right to practice, and for other educational and non-profit institutions to practice, the Inventions and associated technology for educational and research purposes, including publication and other communication of research results.

3. SUBLICENSES

3.1 The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, and offer to sell and import Products and to practice Licensed Method, as long as Licensee has current exclusive rights thereto under this Agreement, except that the sublicensee may not be granted the right to further sublicense the technology without the prior approval by The Regents, which approval shall be granted only upon Licensees provision of substantial assurances that the Regents interests in the technology will at all times be maintained. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents contained in this Agreement. The Licensee will not issue additional paid-up sublicenses without prior written approval of The Regents. For the avoidance of doubt, Licensee’s Affiliates are not licensed under this Agreement, except by a written sublicense agreement under this Article 3. And furthermore, The Regents hereby acknowledges and approves the sublicense issued by Licensee to Olympus-Cytori, Inc, entitled License/Commercial Agreement dated November 4, 2005, and acknowledges additionally that such sublicense is fully paid-up with respect to the Regents for the life thereof.

3.2 The Licensee will pay to The Regents *** under each sublicense agreement issued for the purpose of development or commercialization of Products (the “Purpose”) after the Effective Date (“Sublicensing Revenue”). Sublicensing Revenue will be the sole form of compensation payable to the Regents by Licensee with respect to any and all sublicenses granted hereunder. Sublicensing Revenue will not include the following: *** The operations of all sublicensees will be deemed to be the operations of the Licensee, for which the Licensee will be responsible. The Licensee will notify The Regents of each sublicense granted hereunder and provide The Regents with a complete copy

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

of each sublicense within thirty (30) days of issuance of the sublicense. The Licensee will pay to The Regents all Sublicensing Revenue due in accordance with Article 4 (Sublicenses) below on or before the due date of the royalty report applicable to the quarter in which the Sublicensing Revenue is due to The Regents, in accordance with Section 4.1. The Licensee will require the sublicensees to provide it with Progress Reports and royalty reports in accordance with the provisions herein, and the Licensee will collect and deliver to The Regents all such reports due from the sublicensees. For avoidance of doubt, ***.

3.3 In the event that The Regents rights to United States Patent Serial No. 6,777,231 are finally determined not to be solely owned and assigned to The Regents in connection with the pending Complaint for Correction of Inventorship by the University of Pittsburgh vs. Hedrick et al. (U.S. Disc. Ct., C.D. Cal, Case No. CV 04-9014 CBM (AJWX)) (the “Complaint”), or ***.

3.4 Upon termination of this Agreement for any reason, The Regents, will enter into written agreements with all sublicensees then in compliance with their obligations under this Agreement and who are willing to enter into direct agreements with The Regents on terms no less favorable to such sublicensees than set forth in their respective sublicense agreements. In no case, however, will The Regents be bound by duties and obligations contained in any sublicense that extend beyond the duties and obligations of The Regents set forth in this Agreement.

4.	PAYMENT TERMS

4.1 Paragraphs 1.9, 1.2 and 1.3 define Patent Rights, Licensed Method, and Licensed Product so that royalties are payable on products and methods covered by both pending patent applications and issued patents (subject to Paragraphs 2.1 and 2.3). Royalties will accrue in each country for the duration of Patent Rights in that country and are payable to The Regents thirty (30) days after the Product is invoiced or if not invoiced, when delivered to a third party. Sublicensing Revenue will accrue in each country for the duration of Patent Rights in that country and are payable to The Regents thirty (30) days after payment is due to the Licensee under the sublicense agreement.

4.2  Licensee will pay to The Regents earned royalties and Sublicensing Revenue quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties and Sublicensing Revenue accrued within Licensee's most recently completed calendar quarter.

4.3  All monies due The Regents are payable in U.S. dollars. Licensee is responsible for all bank transfer charges. When Product is sold for monies other than U.S. dollars, Licensee will first determine the earned royalty in the currency of the country in which Product was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

4.4  Sublicensing Revenue and royalties earned on sales occurring in any country outside the U.S. may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of royalty income. Notwithstanding the foregoing, all payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.

4.5  If at any time legal restrictions prevent the prompt remittance of royalties by Licensee from any country where a Product is sold or Sublicensing Revenue accrued, then Licensee will deposit the amount owed to The Regents into an interest bearing account and will pay The Regents directly from this account or from its U.S. source of funds within a year of the due date.

4.6  If any patent or patent claim within Patent Rights is abandoned or held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties or Sublicensing Revenue based on that patent or claim or any claim patentably indistinct there from will cease as of the date of final decision. Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision or that are based on The Regents' property rights.
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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

4.7  In the event payments, rebillings or fees are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5. LICENSE AMENDMENT CONSIDERATION

5.1 As consideration for this amendment and restating of the Agreement, the Licensee will issue to The Regents one hundred thousand (100,000) shares of common stock (“the Stock”) of Cytori Therapeutics, Inc, within seven (7) days of the Effective Date of this Agreement or of the date Licensee receives notice from The Regents that The Regents’ Office of the President has approved acceptance of Stock, whichever is later. Licensee will use reasonable efforts to, within sixty (60) business days after such issuance, prepare and file with the US Securities and Exchange Commission (the "Commission") a Registration Statement covering the resale of the Shares for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement will be on Form S-3 (except if Licensee is not then eligible to register for resale the Shares on Form S-3, in which case such registration will be on another appropriate form in accordance with the US Securities Act and the rules promulgated there under). Licensee will use its reasonable efforts to cause the Registration Statement to be declared effective under the US Securities Act within ninety (90) business days after such filing. Licensee will keep such Registration Statement continuously effective under the Securities Act for a period of two (2) years (the “Effectiveness Period”). The Regents represents that they would acquire the Shares for their own account for investment, and not with a view to any distribution, which would violate any applicable securities laws. The Regents acknowledges that they have not received and are not relying upon any advice, representations or assurances made by or on behalf of the Licensee or any Licensee affiliate or any employee of or counsel to Licensee regarding the Shares. The Regents may transfer, or direct Licensee to transfer, to Regents’ Inventors an inventor share portion of the Stock under Regent’s Patent Policy.

6. LICENSE MAINTENANCE FEE AND MILESTONE PAYMENTS

6.1 Licensee will also pay to The Regents a royalty in the form of a license maintenance fee as follows:

6.1.1 Fifty Thousand Dollars ($50,000) on or before June 30, 2008;

6.1.2 Fifty Thousand Dollars ($50,000), on or before June 30, 2009;

6.1.3 Seventy-Five Thousand Dollars ($75,000) on or before June 30, 2010;

6.1.4	One Hundred Thousand Dollars ($100,000) on or before June 30, 2011;

6.1.5	One Hundred Thousand Dollars ($100,000) on or before June 30, 2012; and,

6.1.6	One Hundred Thousand Dollars ($100,000) on or before June 30, 2013.

6.2
The license maintenance fee is not due on any anniversary of the Effective Date if Licenseeis commercially selling Product on that date and paying an earned royalty to The Regents on the sales of that Licensed Product. License maintenance fees are non-refundable and not an advance against earned royalties.

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 Licensee will also pay to The Regents an earned royalty of *** based on the Net Sales of Product sold by the Licensee.

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.
7.2 In the event that it becomes necessary for Licensee to license patent rights owned by third parties to make, have made, use or sell Clinical Product, then the Licensee will have the right to obtain the patent rights from such third party ***.

7.3 Licensee will pay to The Regents a minimum annual royalty for the life of Regents' Patent Rights beginning in the year of the first commercial sale of Product or Licensed Method but no later than ***. Minimum annual royalties will be as follows:

7.3.1. ***;

7.3.2 ***;

7.3.3 ***.

7.4 The minimum annual royalty will be paid semi-annually to The Regents on February 28 and July 31 of each year and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

8. DUE DILIGENCE

8.1 Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of Product and will earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

8.2 Licensee will endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Product.

8.3 Licensee, or its sublicense(s), will develop and commercialize a Research Product and will develop and commercialize a Clinical Product in the diagnostic field and/or in the therapeutic or cosmetic field as follows:

8.3.1 ***; and will fill the market demand for such Research Product following commencement of marketing at any time during the exclusive period of this Agreement;

8.3.2 Licensee will complete the following for a Clinical Product in the diagnostic field (i.e. a Clinical Product intended to diagnosis, prognosis or monitoring of disease in humans):

(i) ***, and market such Clinical Product in the United States within six (6) months of receiving marketing approval;

(ii) Fill the market demand for such Clinical Product following commencement of marketing at any time during the exclusive period of this Agreement; and/or,

8.3.3 Licensee will complete the following for a Clinical Product in the therapeutic field (i.e. intended to treat or ameliorate disease in humans or intended for cosmetic applications);

(i) ***;

(ii) ***; and

(iii) ***;

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.
(iv) ***;

(v) ***;

(vi) ***; and

(vii)  Fill the market demand for such Clinical Products following commencement of marketing at any time during the exclusive period of this Agreement.

Licensee’s completion of Paragraph 8.3.2 or 8.3.3 above will be considered fulfillment of Licensee’s obligation to develop a Clinical Product hereunder.

8.4 If Licensee (or a sublicense) is unable to perform any of the above diligence provisions, then The Regents may terminate this Agreement and its licenses or reduce the licenses hereunder to non-exclusive licenses. Notwithstanding the foregoing, if the Licensee is in compliance with diligence provisions for the Research Product and fails to meet a diligence provision for the Clinical Product, or vice-versa, under Paragraph 8.3 above, then The Regents’ may terminate or reduce the exclusivity for the Product for which the diligence provision is unmet but not for the Product for which diligence is met. Moreover, if the Licensee can demonstrate to The Regents’ reasonable satisfaction that a milestone at issue for Clinical Product has been determined to be impracticable for commercialization, then The Licensee and The Regents will negotiate revised due diligence for Clinical Products. If the Licensee fails to meet a diligence provision for Clinical Product and cannot demonstrate that the milestone at issue for has been determined impractical for commercialization, then the Regents has the right to terminate the licenses granted hereunder or reduce such licenses for Clinical Products to non-exclusive licenses. The right, if exercised by The Regents, supersedes the rights granted for such Products in Article 2 (Life of Patent Exclusive Grant).

8.5 Licensee will endeavor to develop Products through research performed at the University of California, Los Angeles in the amount of fifty thousand dollars ($50,000) in research funding by Licensee per year for six (6) years, beginning in the year 2007. Both parties will endeavor to combine the research funding provided by Licensee with UC Discovery grants and/or the BioStar research programs (or any similar research fund matching programs then in effect), and Licensee will have sole discretion with respect to the development and design of such research. In accordance with the disclosure and licensing terms of the research agreement(s) executed by The Regents and the License, The Regents will disclose, and offer to license The Regents’ interest in patent rights claiming, inventions made and reduced to practice under such research agreements. Licensee will be released from the requirement to provide research funding in the event that this Agreement is terminated for any reason.

8.6 The due diligence provisions of this Article 8 (Earned Royalties and Minimum Annual Royalties) shall not apply to, or effect Licensee’s rights to Celution Product and/or PLA., if any such rights are later deemed to be covered by this License pursuant to Paragraph 2.3.

9. PROGRESS AND ROYALTY REPORTS

9.1 During the life of this Agreement Licensee will submit to The Regents a written progress report covering Licensee's (and any Affiliate's or sublicensee's) activities related to the development and testing of all Products and the obtaining of the governmental approvals necessary for marketing. Progress reports are due on August 15 and on February 15 of each year and will cover the Licensee’s activities for the preceding January 1 through June 30 and July 1 through December 31, respectively. Progress reports are required for each Product until the first commercial sale of that Product occurs in the U.S. and will be again required if commercial sales of such Product are suspended or discontinued.

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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

9.2 Progress reports submitted under Paragraph 9.1 will include, but are not limited to, the following topics:

9.2.1 Summary of work completed;

9.2.2 Key scientific discoveries;

9.2.3 Summary of work in progress;

9.2.4 Current schedule of anticipated events or milestones;

9.2.5 Market plans for introduction of Licensed Product; and

9.2.6 A summary of resources (dollar value) spent in the reporting period.

9.3 Licensee has a continuing responsibility to keep The Regents informed of the large and small business entity status as defined by the U.S. Patent and Trademark Office of itself and its sublicensees and Affiliates.

9.4 Licensee will report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Product in each country.

9.5 After the first commercial sale of a Product anywhere in the world, Licensee will make quarterly royalty reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty report will cover Licensee's most recently completed calendar quarter and will show:

9.5.1 The gross sales and Net Sales of Product sold during the most recently completed calendar quarter;

9.5.2 The number of Product and sold;

9.5.3 The royalties, in U.S. dollars, payable with respect to sales of Product;

9.5.4 The method used to calculate the royalty;

9.5.5 The exchange rates used;

9.5.6 Sublicensing Revenue accrued during the previous quarter;

9.5.7If no sales of Product are made during any reporting period, then the Licensee will so state in the subsequent royalty report.

10. BOOKS AND RECORDS

10.1 Licensee will keep accurate books and records showing all Product, developed, manufactured, used and/or sold under the terms of this Agreement, as well as all Sublicensing Revenue owed to The Regents under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

10.2 Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents will bear the fees and expenses of examination but if an error in royalties of more than five percent (5%) of the total royalties or Sublicensing Revenue due for any year is discovered in any examination, then Licensee will bear the fees and expenses of that examination.

11. LIFE OF THE AGREEMENT

11.1 Unless otherwise terminated by operation of law, Paragraph 11.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

11.2 This Agreement will become immediately terminable by either party upon the insolvency of the Licensee.

11.3 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1    Definitions
Article 5    Payment Terms
Article 10   Books and Records
Article 14   Disposition of Product on Hand upon Termination
  Article 15   Use of Names
Article 16   Limitation of Liability
Paragraphs 17.5 and 17.6  Patent Prosecution and Maintenance
Article 20   Indemnification
Article 21   Notices
Article 25   Governing Laws; Venue; Attorneys’ Fees
Article 29   Secrecy

11.4 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties, reimbursements for Patent Prosecution Costs, or other payments owed to the Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive earned royalties and other consideration in accordance with Articles 3, 4, 8, and 15.

12. TERMINATION BY THE REGENTS

12.1 Subject to Paragraph 8.4, if Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default ("Notice of Default") to Licensee. If a Notice of Default is issued for non-payment of a fee or patent prosecution cost reimbursement owed hereunder, the Licensee must cure the default within sixty (60) days of the effective date of Notice of Default. If a Notice of Default is issued for something other than a payment of monies owed hereunder then the Licensee must cure the default within ninety (90) days of effective date of Notice of Default. If the Licensee fails to cure the material default within the time required above, The Regents may terminate this Agreement and its licenses by a second written notice ("Notice of Termination"). If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 21 (Notices). These notices will be subject to Article 21 (Notices).

13. TERMINATION BY LICENSEE

13.1 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 20 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of such notice.

13.2 Any termination under the above Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF PRODUCT ON HAND UPON TERMINATION

14.1 Upon termination of this Agreement, Licensee is entitled to dispose of all previously made or partially made Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

15. USE OF NAMES AND TRADEMARKS

15.1 Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California is prohibited.

15.2 The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents will give notice of the confidential nature and will request that the recipient does not disclose such terms and conditions to others. If a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Life of Patent Exclusive Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under either the California Public Records Act, a governmental audit requirement or other applicable law.

16. LIMITED WARRANTY

16.1 The Regents warrants to Licensee that it has the lawful right to grant this license.

16.2 This license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT PRODUCT OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3 IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS OR PRODUCT.

16.4 This Agreement does not:

16.4.1 Express or imply a warranty or representation as to the validity or scope of any of Patent Rights;

16.4.2 Express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

16.4.3 Obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19 (Patent Infringement);

16.4.4 Confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or,

16.4.5 Obligate The Regents to furnish any know-how not provided in Patent Rights.

17. PATENT PROSECUTION AND MAINTENANCE

17.1 In regard to PCT/US00/06232, filed by Pittsburgh, The Regents does not control patent prosecution and there is no agreement in place between The Regents and Pittsburgh regarding patent prosecution matters. This Agreement may need to be amended to take into account the provisions of any agreement reached between Pittsburgh and The Regents in regard to patent prosecution matters and the payment of patent costs by The Regents.

17.2 In regard to Patent Rights filed by and assigned solely to The Regents, as long as Licensee has paid patent costs as provided for in this Article 17 (Patent Prosecution and Maintenance), The Regents will diligently endeavor to prosecute and maintain the U.S. and foreign patents using counsel of its choice. The Regents will provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution. Licensee agrees to keep this documentation confidential. The Regents' counsel will take instructions only from The Regents, but The Regents will consider input from the Licensee in its choice of patent counsel and, if the Licensee so requests, The Regents will suggest three patent attorneys from which the Licensee may choose one to prosecute and maintain Patent Rights, provided The Regents concur that a change of prosecution counsel is warranted.

17.3 The Regents will use reasonable effort to amend any patent application to include claims reasonably requested by Licensee to protect the products contemplated to be sold under this Agreement.

17.4 Licensee may request that The Regents obtain patent protection on the Inventions in foreign countries if available and if it so desires. Licensee will notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

17.5 Licensee will bear The Regents' costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patent applications contemplated by this Agreement. Costs billed by The Regents' counsel will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Inventions incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions and inventorship determinations, as well as the existing Complaint for Correction of Inventorship by the University of Pittsburgh vs. Hedrick et al. (U.S. Disc. Ct., C.D. Cal, Case No. CV 04-9014 CBM (AJWX) and any other filings in this case, including counterclaims and appeals. Prior prosecution costs will be due upon execution of this Agreement and billing by The Regents.

17.6 Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months' written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses hereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).

17.7 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 17 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement.

17.8 Licensee will apply for an extension of the term of any patent included within Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. Licensee will prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

17.9 If either party (in the case of The Regents: the Licensing Officer responsible for administration of this Agreement) receives notice pertaining to infringement or potential infringement of any issued patent included within Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or foreign counterparts of this Law, then that party will notify the other party within ten (10) days after receipt of notice of infringement.

18. PATENT MARKING

18.1 Licensee will mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19. PATENT INFRINGEMENT

19.1 If Licensee learns of the substantial infringement of any patent licensed under this Agreement, then Licensee will call The Regents' attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties will use their best efforts in cooperation with each other to terminate infringement without litigation.

19.2 Licensee may request that The Regents take legal action against the infringement of Patent Rights. Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within ninety (90) days following the effective date of request, then The Regents has the right to:

19.2.1 Commence suit on its own account; or,
19.2.2 Refuse to participate in the suit, and,

The Regents will give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If, however, Licensee elects to bring suit in accordance with this Paragraph 19.2, then The Regents may thereafter join that suit at its own expense. Licensee agrees not to bring suit for patent infringement without following the procedures of this Paragraph 19.2, and both parties agree to be bound by an order of a court for patent infringement, patent infringement issues and patent infringement defenses raised through the pendency of such a suit under this Paragraph 19.2.

19.3 Legal action, as is decided on, will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

19.4 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

20. INDEMNIFICATION

20.1 Licensee will indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Inventions and the inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

20.2 Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance.

20.3 Licensee will maintain the following or an equivalent program of self-insurance while Products are not being tested or used in-vivo in humans:

Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

- Each Occurrence $ 2,000,000 ($7MI Umbrella policy)
- Products/Completed Operations Aggregate $5,000,000
- Personal and Advertising Injury $1,000,000 ($7MI Umbrella policy)
- General Aggregate (commercial form only) $2,000,000 ($7MI Umbrella policy)

The Licensee increasing the required insurance levels as follows, prior to using or testing Products in-vivo in humans:

- Each Occurrence $5,000,000
- Products/Completed Operations Aggregate $10,000,000
- Personal and Advertising Injury $5,000,000
- General Aggregate (commercial form only) $10,000,000

The coverage and limits referred to in this Paragraph 20.3 do not in any way limit the liability of Licensee. Licensee will furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

-	Provide for thirty (30) days' advance written notice to The Regents of any modification.
-	Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.
-
Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

20.4 The Regents will notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 20 (Indemnification). Licensee will keep The Regents informed on a current basis of its defense of any claims under this Article 20 (Indemnification).

21. NOTICES

21.1 Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:
on the date of delivery if delivered in person;
on the date of mailing if mailed by first-class certified mail, postage paid; or
on the date of mailing if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:  Cytori Therapeutics, Inc.
3020 Callan Rd.
San Diego, CA 92121
Attention: Mark Saad
Chief Financial Officer

In the case of The Regents: The Regents of the University of California
Office of Intellectual Property Administration
10920 Wilshire Blvd., Ste. #1200
Westwood, CA 90024
Attention: Director

22. ASSIGNABILITY

22.1 This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld.

23. NO WAIVER

23.1 No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default. A suspension of duty under this Agreement due to force majeure will not be for a period longer than one (1) year.

24. FAILURE TO PERFORM

24.1 If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25. GOVERNING LAWS

25.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.

26. PREFERENCE FOR U.S. INDUSTRY

26.1 Because this Agreement grants the exclusive right to use or sell the Inventions in the U.S., Licensee agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof will be manufactured substantially in the U.S.

27. GOVERNMENT APPROVAL OR REGISTRATION

27.1 Licensee will notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

28. EXPORT CONTROL LAWS

28.1 Licensee will observe all applicable U.S. and foreign laws with respect to the transfer of Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

29 SECRECY

29.1 With regard to confidential information (“Data”), which can be oral or written or both, received from The Regents regarding this Inventions, Licensee agrees:

29.1.1 Not to use the Data except for the sole purpose of performing under the terms of this Agreement;

29.1.2 To safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

29.1.3 Not to disclose Data to others (except to its employees, agents or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any of the Data that:

(i)  Licensee can demonstrate by written records was previously known to it;
(ii)	is now or becomes in the future, public knowledge other than through acts or omissions of Licensee; or
(iii) is lawfully obtained by Licensee from sources independent of The Regents;
(iv)
is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; and

29.1.4 that the secrecy obligations of Licensee with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

29.2 Upon the termination of this Agreement, Licensee must destroy or return to The Regents any Data in its possession within thirty (30) days following the effective date of termination. However, Licensee may retain one copy of Data solely for archival purposes, provided that such Data is subject to the confidentiality provisions set forth in this Paragraph 29.2 (Secrecy). Within sixty (60) days following termination, Licensee must provide The Regents with a written notice that Data has been returned or destroyed.

29.3 With regard to biological material received by Licensee from The Regents, if any, including any cell lines, vectors, genetic material, derivatives, products progeny or material derived there from (“Biological Material”), Licensee agrees:

29.3.1 Not to use Biological Material except for the sole purpose of performing under the terms of this Agreement;

29.3.2 Not to transfer Biological Material to others (except to its employees, agents or consultants who are bound to Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material) without the express written permission of The Regents, except that Licensee is not prevented from transferring Biological Material that:

(i) becomes publicly available other than through acts or omissions of Licensee; or

(ii) is lawfully obtained by Licensee from sources independent of The Regents; and

29.3.3 To safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature; and,

29.3.4 to destroy all copies of Biological Material at the termination of this Agreement.

30. MISCELLANEOUS

30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

30.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

30.4 This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

30.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

30.6 None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CYTORI THERAPEUTICS, INC   THE REGENTS OF THE UNIVERSITY
OF CALIFORNIA

By: /s/ Christopher J. Calhoun   By: /s/ Emily Loughran

Name: Christopher J. Calhoun   Name:  Emily Loughran

Title: CEO     Title: Director of Licensing

Date: September 18, 2006   Date: September 26, 2006